EXHIBIT 99.1

APTIMUS ANNOUNCES FOURTH QUARTER AND FULL YEAR 2006 FINANCIAL RESULTS

SAN FRANCISCO, March 27, 2007 -- Aptimus, Inc. (NASDAQ: APTM) today reported its fourth quarter and full year 2006 results, including:

•	Q4 2006 Revenues of $4.45 million
•	Q4 2006 GAAP loss of $1.5 million including $174,000 of share based compensation
•	2006 Revenues of $15.2 million
•	2006 GAAP loss of $3.8 million, or $0.58 per share, including $786,000 of share based compensation

In line with its January 2007 announcement, Aptimus, Inc., the Point-of-ActionTM online advertising network, today reported fourth quarter 2006 revenues totaled $4.45 million and 2006 full year revenues of $15.2 million. Net loss for the quarter was $1.5 million, or $0.22 per share, and the net loss for the 2006 year was $3.8 million, or $0.58 per share.

The loss during the quarter includes $174,000 of non-cash expense related to share based compensation. Without that expense, the net loss for the quarter would have been $1.3 million, or $0.20 per share. The loss for the full 2006 year includes $786,000 of non-cash expense related to share based compensation. Excluding that expense, the net loss for the year would have been $3.0 million, or $0.46 per share. A reconciliation of this supplemental information is reflected below. The reported profit and loss per share amounts are determined without consideration of income tax expense as the tax benefit of the company’s net operating loss carry-forward has been fully reserved.

Cost of revenue, or the fees earned by the company’s network publishers, for the quarter were $2.6 million, or 58.5% of revenues, compared to $1.8 million, or 50% of revenues for the fourth quarter of 2005. For the 2006 year, cost of revenues was $8.1 million, or 53% of revenues, compared to $7.3 million, or 46% of revenues, for the prior year. This quarter’s cost of revenues includes the impact of High Voltage Interactive publisher fees, which have historically been somewhat higher than Aptimus’. In addition, the fourth quarter cost of revenue includes approximately $200,000 for banner and search media buy experiments which were one time tests. As of December 31, 2006, Aptimus had $3.8 million in cash and cash equivalents.

As announced in January, the company’s High Voltage Interactive business fell substantially below preliminary expectations in the fourth quarter due to business challenges that developed after the deal closed. As a result, the company renegotiated the terms of the acquisition, reducing the cash purchase price by $600,000. In addition, 175,000 shares of stock that were issued as part of the original deal terms were forfeited back to the company. The company feels that this renegotiated purchase structure is reasonable, and makes the High Voltage acquisition attractive going forward. The education unit of Aptimus continues to maintain strong relationships with the leading online educational institutions.

Also impacting the fourth quarter were delays in the launch of new placements with AOL and other key publishers, which continued into the initial part of the first quarter of 2007. However, a number of key new placements have launched in March, increasing the company’s momentum late in the first quarter. With momentum increasing, sequential revenue growth is expected through the rest of 2007.

In response to the lower than expected revenues and the higher fixed cost base after the acquisition of High Voltage, the company implemented several important changes in its business plan:

•

The company reduced its cost structure within the High Voltage unit to reflect the lower revenues. In addition, the company paired other costs company-wide, thereby lowering the corporate EBITDA break-even.

•	The company also re-focused its sales and marketing organizations to accelerate penetration of large direct advertising accounts.
•

Finally, the company changed its approach to large publisher selling by adding new senior personnel to the process, including the company’s chairman who is focusing full-time on business development activities.

“While we were disappointed with the challenges faced in our High Voltage business unit and with the delays in key placement launches, we are very happy to have those challenges behind us and we are looking forward to a strong 2007,” said Rob Wrubel, CEO of Aptimus. “Our new approach to business development, our recent successful launch of important new publishers and placements, and our new ad products, which we separately announced today, are improving our position with top publishers and creating an environment for growth this year,” added Wrubel.

The key strategies for Aptimus in 2007 will be to further build and solidify its unique direct response advertising network among the largest and top branded publishers on the Web; to deepen and expand direct relationships with leading brand direct response advertisers; and to continue evolving the company’s technology and product capabilities around enhanced presentation, optimization, and order management capabilities for the lead generation category. The company’s key objectives for 2007 include the following.

Expand network among top 100 publishers – The company will continue to focus on penetrating the top 100 publisher accounts with its point-of-action direct response advertising units. The company expects the need by large publishers for new monetization platforms beyond display, sponsorship, and text links will see strong growth in 2007. Aptimus’ relationship with AOL is expanding. Recent new placements with AOL include AOL Member Registration and Netscape Member Registration, with additional placements planned in the second quarter.

In addition, the company now has placements live or discussions advancing with publishers representing over 20 of the top 100 websites in the U.S. Of significant note among this group is the recent completion of a very successful, expanded test with the second “top five” Web property to be working with the company. During the test, CPM performance and feedback from consumers were both favorable, as was the quality of the resulting leads to key advertisers. The company is currently negotiating the terms of a rollout of this relationship and hopes to launch new placements and announce this relationship during the second quarter.

The company shifted its business development selling strategy in Q1, expanding the number of senior personnel calling on large strategic accounts. Tim Choate, the company’s founder and chairman, assumed an active leadership role in selling to strategic accounts. This change, plus the addition of new advertising products, has helped augment the pipeline of new publishers significantly. The company will announce some of these publishers and placements in a future release and expects the revenue impact to be realized in the coming quarters.

Direct advertiser sales growth – The company’s primary focus will be on deepening relationships with current and new direct client advertisers in order to gain increasing share of their Internet marketing and lead generation budgets. Spending by direct advertisers provides higher stability and visibility where the company can work closely to achieve each client’s specific objectives in terms of branding, response, and back-end lead conversion. The company’s sales and account management teams have been organized to capture a greater share of large direct accounts within key, high revenue verticals including education, consumer electronics, computing and communications. As of today, the company has strong direct relationships with top companies in the education lead generation category, which is a top industry vertical for lead generation online, including Apollo Group, CEC, and Kaplan. In addition, the company has made progress in technology-related verticals including growing relationships with Dell, Hewlett-Packard, IBM and others.

Expanding placement formats and ad products for advertisers – As the evolution of the Web 2.0 progresses, advertisers and publishers are searching for new ways to monetize traffic as new media, such as social networking sites and text messaging, proliferates. To expand the company’s volumes and effectiveness for advertisers, and to gain a greater share of each publisher’s Web site traffic, Aptimus continues to expand the numbers and type of locations where the company’s point-of-action placements will perform. In line with these objectives, the company announced in a separate release today the introduction of powerful, new multimedia advertising products built around advanced technologies that combine the best rich media and interactive functions of the Internet with Aptimus’ powerful lead generation and optimization features and back-end data and quality management. Advertisers can now combine video, audio, store locators, and other interactive features with lead generation in the same ad unit. For an example of these industry leading new capabilities, visit www.aptimus.com.

World class sales and marketing team - Aptimus recently promoted two senior executives and saw the departure of two others in its drive to further expand the advantages of its unique point-of-action advertising network and its use among direct advertiser clients. Mike Mayor was promoted to an expanded role as Senior Vice President of Sales. In addition, Michael Sullivan was promoted to an expanded role as Senior Vice President of Media Services & Marketing. A description of their past experience and qualifications can be found under the company section on the Aptimus website.

The Company’s focus is to achieve substantial operating leverage and to be EBITDA positive in 2007. To this end, the Company has reduced operating expenses by approximately $500,000 per quarter.

In past quarters, the company has broken out network impressions between “core” impressions and “other” impressions. With recent improvements in placement functionality and versatility, the distinction between impression types has substantially reduced to the point of immateriality. Thus, moving forward, the company will report on total impressions and overall average revenues per thousand impressions (RPM) only. Key financial metrics during the quarter were as follows:

(Page impressions in thousands)	Three Months Ended

	12/31/2006	9/39/2006	12/31/2005

Total Revenues	$4,445,000	$4,608,000	$3,680,000
Education Revenue	$1,895,000	$1,559,000	$896,000
Email and Other Revenues	$—	$—	$149,000

Overall placement average RPM	$60.41	$65.55	$60.45
Overall placement page impressions	73,583	70,308	58,404

% of revenue from the education vertical	42.6%	33.8%	24.3%
% of network revenue from email and other programs	0.0%	0.0%	4.1%

Business Outlook

The company expects to generate $3.5 million in revenue during the first quarter of 2007 due to seasonality effects and the delayed introduction of key new placements until March. In addition,

the company expects publisher fees for the combined businesses to remain between 55% and 57% of revenue. Through the rest of 2007, the company expects to grow each quarter as it rolls out its large base of newly signed publishers, it introduces its new ad formats to all current advertisers, and it continues to expand and deepen its client relationships based on a compelling and unique opportunity to reach the most active and best Internet users with breakthrough advertising and lead generation capabilities.

Conference Call

Rob Wrubel will host a conference call today to review the company’s fourth quarter and full 2006 year results beginning at 5:00 p.m. Eastern Time. The conference call in number is 866-463-5401and the participant code is 838823#. In addition, a web cast will be available live on the Internet by registering at http://www.visualwebcaster.com/event.asp?id=38447 and a replay will also be accessible from the Investor section of the company’s website at www.aptimus.com until April 31, 2007.

About Aptimus, Inc.

Aptimus is the Point-of-ActionTM online advertising network that reaches engaged users by placing offers in the transactional areas of Web sites they trust. Supported by category-leading Web sites, the network consists of ten targeted channels that reach over 20 million highly valuable consumers each month. The company’s proprietary optimization technology presents advertisers’ offers on the Web sites where they reach the right consumers, automatically targeting based on prior consumer response in each location and each individual consumer’s demographics. Aptimus’ current advertisers include many of the top 500 marketers such as Nokia, Dell, SC Johnson and Carnival Cruises. Aptimus has offices in San Francisco and Seattle, and is publicly traded on the NASDAQ GM under the symbol APTM. More information on Aptimus is available at the company’s Web site at http://www.aptimus.com.

Non-GAAP Financial Measures

This press release makes reference to non-GAAP operating expenses and earnings, which exclude stock-based compensation expenses required under GAAP. The company uses these non-GAAP measures internally to assess its performance. The company believes these non-GAAP measures provide a meaningful perspective on its operations, but cautions investors to consider these measures in addition to, not as a substitute for, its consolidated financial results as presented in accordance with GAAP. A complete reconciliation between GAAP and non-GAAP financial measures is included in the company’s quarterly earnings releases and is also available in the investor relations section of the company’s website.

This press release contains statements that may constitute “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, comments regarding the company’s future success, the nature, amount and likelihood of the company’s future revenue growth, the company’s revenue and profit forecasts, the sufficiency of the company’s capital base, the ability of the company to keep its current clients and distribution publishers and add new ones, the ability of the company to achieve and maintain profitability, the viability of its network approach to direct marketing, the quality of recent product enhancements, the improving quality of the leads delivered by the company to its advertiser clients, the ability of the company to successfully integrate the products, services, business and personnel of High Voltage Interactive, Inc., the ability of the company to maintain its relationship with AOL, the success of the company’s relationship with AOL in general, the continued success of the company’s test placements with other top publishers, the ability of the company to convert and/or expand such test placements to long term agreements, the ability and/or likelihood of the company achieving market leadership, the market acceptance of the company’s products and services, the success of the company’s future strategic initiatives, the ability of the company to hire and retain qualified personnel, and the company’s long term prospects, in general. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve substantial risks and uncertainties, and actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include, without limitation, fluctuation of the company’s operating results, the ability to compete successfully, the ability of the company to maintain current client and distribution publisher relationships and attract new ones, market acceptance of the company’s co-registration advertising solution, the sufficiency of the company’s capital base to fund operations, and the sufficiency of the company’s computer hardware and human resource infrastructure to support expanding operations. For additional factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, please see the “Risk Factors” described in the company’s Annual Report on Form 10-K, dated March 16, 2006, and in other reports and periodic filings on file with the SEC, all of which Risk Factors are incorporated herein as though fully set forth. The company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

APTIMUS, INC.
Condensed Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three months ended December 31, 2006	Three months ended December 31, 2005	Twelve months ended December 31, 2006	Twelve months ended December 31, 2005
Net revenues	$ 4,445	$ 3,680	$ 15,198	$ 15,894
Operating expenses				
Cost of revenues	2,599	1,828	8,107	7,316
Sales and marketing	1,799	1,122	6,217	3,598
Connectivity and network costs	239	259	953	865
Research and development	401	164	1,040	658
General and administrative	750	496	2,462	2,004
Depreciation and amortization	160	105	509	356
Other operating expenses	-	95	-	95
Total operating expenses	5,948	4,069	19,288	14,892
Operating income(loss)	(1,503)	(389)	(4,090)	1,002
Interest income	79	101	354	261
Interest expense	(40)	-	(64)	-
Gain on warrant liability	-	-	-	89
Income (loss) before income taxes	(1,464)	(288)	(3,800)	1,352
Income taxes	-	-	-	-
Net income (loss)	$ (1,464)	$ (288)	$ (3,800)	$ 1,352
Basic net income (loss) per share	$ (0.22)	$ (0.04)	$ (0.58)	$ 0.21
Weighted average shares used in computing basic net income (loss) per share	6,559	6,505	6,541	6,351
Diluted net income (loss) per share	$ (0.22)	$ (0.04)	$ (0.58)	$ 0.18
Weighted average shares used in computing diluted net income (loss) per share	6,559	6,505	6,541	7,575
Supplemental information:				
Net income / (loss)	$ (1,464)	$ (288)	$ (3,800)	$ 1,352
Add back non-cash stock-based compensation:				
Sales and marketing	83	-	630	-
Connectivity and network costs	7	-	28	-
Research and development	23	-	46	-
General and administrative	61	-	82	-
Total equity-based compensation	174	-	786	-
Supplemental net income (loss) excluding non-cash stock-based compensation	$ (1,290)	$ (288)	$ (3,014)	$ 1,352
Supplemental basic net income (loss) per share	$ (0.20)	$ (0.04)	$ (0.46)	$ 0.21
Supplemental diluted net income (loss) per share	$ (0.20)	$ (0.04)	$ (0.46)	$ 0.18
Reconciliation of Net income to EBITDA:				
Net income	$ (1,464)	$ (288)	$ (3,800)	$ 1,352
Add back certain non-cash charges:				
Interest, net	(39)	(101)	(290)	(261)
Depreciation and amortization	160	105	509	356
EBITDA net income	$ (1,343)	$ (284)	$ (3,581)	$ 1,447

Investor Relations:

Budd Zuckerman

Genesis Select

bzuckerman@genesisselect.com

303-415-0200